EXHIBIT 99.1

The Parent Company Reminds Shareholders to Vote in Favor of the Proposed Business Combination with Gold Flora and Provides Additional Disclosure

Meeting to be Held Thursday, June 15, 2023 at 12:00 PM ET | 9:00 AM PT

SAN JOSE, Calif., June 6, 2023 -  TPCO Holding Corp. ("The Parent Company" or the “Company") (NEO: GRAM) (OTCQX: GRAMF), a leading consumer-focused California cannabis company, today reminds shareholders that it will host its annual general and special meeting (the “Meeting”) of the holders (“TPCO Shareholders”) of common shares (“TPCO Shares”) of the Company at 12:00 PM ET | 9:00AM PT on Thursday, June 15, 2023 via live audio webcast online.

The purpose of the meeting will be for TPCO Shareholders to consider a special resolution to approve the previously announced proposed business combination (the “Business Combination”) with Gold Flora, as well as other matters detailed in the Company’s Definitive Circular filed on May 15, 2023 (the “Definitive Circular”), with the U.S. Securities and Exchange Commission (the “SEC”). The Company encourages TPCO Shareholders to carefully read the entire Definitive Circular (including any supplements to the Definitive Circular) as it contains a full description of the Business Combination, including the anticipated benefits of the combination.

The Definitive Circular, as well as other relevant filings containing information about the Company and the Business Combination, can be accessed by going to the Company’s Investor Relations page on its website at https://ir.theparent.co/financials/sec-filings/default.aspx.

How to Vote

If you are a Registered TPCO Shareholder, your vote by proxy must be received before 11:59 pm (New York City time) on June 14, 2023, or, if the Meeting is adjourned or postponed, at least 48 hours (excluding Saturdays, Sundays and statutory holidays in the Province of British Columbia) before the beginning of any adjourned or postponed meeting.

If you are a Non-Registered TPCO Shareholder (for example, if you hold TPCO Shares in an account with an intermediary), you should follow the voting procedures described in the form of proxy or voting instruction form provided by your intermediary or call your intermediary for information as to how you can vote your TPCO Shares. Note that the deadlines set by your intermediary for submitting your form of proxy or voting instruction form may be earlier than the dates described above.

Your vote is important. If you have any questions regarding the terms of the Proxy Solicitation or requests for assistance relating to the procedures for delivering instructions, please contact Kingsdale Advisors, the Information Agent and Solicitation Agent, at 1-866-228-8614 or 647-251-9706 or by email at contactus@kingsdaleadvisors.com

Annual General and Special Meeting Details:

DATE:	Thursday, June 15, 2023
TIME:	12:00 p.m. Eastern Time
WEBCAST:	To access the meeting shareholders can connect at www.virtualshareholdermeeting.com/GRAMF2023.

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Supplemental Disclosure

Additionally, the Company announced today that it has filed with the SEC a Current Report on Form 8-K (the “Current Report”) containing certain amended and supplemental disclosures that are intended to amend and supplement the Definitive Circular, without admitting in any way that such disclosures are material or otherwise required by law. The Current Report and supplemental disclosures are available on the SEC’s website at http://www.sec.gov and on SEDAR at www.sedar.com and may also be found on the Investor Relations page of the Company’s website at https://ir.theparent.co/financials/sec-filings/default.aspx.

The board of directors of the Company continues to unanimously (with interested directors recusing themselves from voting) recommend that TPCO Shareholders vote FOR the approval of the Business Combination.

About The Parent Company

The Parent Company is a leading consumer-focused, vertically integrated cannabis company with twelve retail locations, one delivery hub and a curated product portfolio, including Monogram by Shawn "JAY-Z" Carter, Caliva, Mirayo by Santana and Cruisers.

The Parent Company is committed to leveraging its status to help build a more equitable cannabis industry. Its social equity venture fund aims to eliminate systematic barriers to entry and provide minority entrepreneurs with meaningful participation, growth, and leadership opportunities in the multibillion-dollar legal cannabis industry.

The Parent Company common shares are traded on NEO Exchange under the ticker symbol "GRAM" and on the OTCQX under the ticker symbol "GRAMF."

For the latest news, activities, and media coverage, please visit www.theparent.co or connect with us on Instagram, LinkedIn, and Twitter.

References to information included on, or accessible through, websites and social media platforms do not constitute incorporation by reference of the information contained at or available through such websites or social media platforms, and you should not consider such information to be part of this press release.

Additional Information and Where to Find It

In connection with the Business Combination, on May 15, 2023, The Parent Company filed the Definitive Circular with the SEC. Additionally, The Parent Company and Gold Flora will file other relevant materials in connection with the proposed Business Combination with applicable securities regulatory authorities. Investors and security holders of The Parent Company are urged to carefully read the entire Definitive Circular (including any supplements to the Definitive Circular) before making any voting decision with respect to the Business Combination and the other matters described in the Definitive Circular because the Definitive Circular will contain important information about the proposed Business Combination and the parties to the Business Combination as well as the other matters described in the Definitive Circular.

Investors and security holders of the Company will also be able to obtain a free copy of the Definitive Circular, as well as other relevant filings containing information about the Company and the Business Combination, without charge, at the website of the SEC at www.sec.gov and on the Company’s SEDAR profile, or from the Company by going to the Company’s Investor Relations page on its website at https://ir.theparent.co/financials/sec-filings/default.aspx.

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Caution Regarding Cannabis Operations in the United States

Investors should note that there are significant legal restrictions and regulations that govern the cannabis industry in the United States. Cannabis remains a Schedule I drug under the U.S. Controlled Substances Act, making it illegal under federal law in the United States to, among other things, cultivate, distribute, or possess cannabis in the United States. Financial transactions involving proceeds generated by, or intended to promote, cannabis-related business activities in the United States may form the basis for prosecution under applicable U.S. federal money laundering legislation.

While the approach to enforcement of such laws by the federal government in the United States has trended toward non-enforcement against individuals and businesses that comply with medical or adult-use cannabis programs in states where such programs are legal, strict compliance with state laws with respect to cannabis will neither absolve The Parent Company of liability under U.S. federal law, nor will it provide a defense to any federal proceeding which may be brought against the Company. The enforcement of federal laws in the United States is a significant risk to the business of The Parent Company and any proceedings brought against the Company thereunder may adversely affect the Company’s operations and financial performance.

Investor Contact:

Rob Kelly

MATTIO Communications

tpco@mattio.com

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